Exhibit 99.1

FULL HOUSE RESORTS SELECTED BY ILLINOIS GAMING BOARD TO DEVELOP ITS

AMERICAN PLACE GAMING AND ENTERTAINMENT DESTINATION IN WAUKEGAN

LAS VEGAS – December 8, 2021 – Full House Resorts, Inc. (Nasdaq: FLL) today announced that its American Place gaming and entertainment destination proposal was selected today by the Illinois Gaming Board (“IGB”), subject to final licensing approvals. American Place was originally one of five proposals submitted in response to a “request for proposals” to develop and operate a new casino and entertainment destination in Waukegan, Illinois. Today’s decision is the culmination of a competitive selection process that was launched in 2019.

“We thank the Illinois Gaming Board for their confidence in Full House Resorts and for selecting our American Place proposal,” said Daniel R. Lee, President and Chief Executive Officer of Full House Resorts. “We will begin working immediately on American Place, first with the development and construction of a temporary casino in Waukegan, Illinois. Through our planned temporary facility – aptly named The Temporary by American Place – we will be able to quickly create jobs and generate tax revenues while the permanent American Place facility is being built. We expect to open our temporary facility in mid-2022.”

Continued Mr. Lee, “Our permanent American Place facility is designed to be a world-class destination for nearby Chicagoland residents and the entire region, and will include luxurious amenities such as an all-villa hotel with full butler service. We are excited to join the Waukegan community and welcome the opportunity to bring our American Place vision to life, with completion of our full experience expected in 2024.”

About American Place

Full House Resorts was selected in December 2021 to develop American Place, a new gaming and entertainment destination located in Waukegan, Illinois, midway between Chicago and Milwaukee, subject to final regulatory approvals. American Place is slated to include a world-class casino with a state-of-the-art sports book; a premium boutique hotel comprised of 20 luxurious villas, each ranging from 1,500 to 2,500 square feet with full butler service; a 1,500-seat live entertainment venue; a gourmet restaurant that will rival the finest restaurants in Chicago; additional eateries and bars; and other amenities that will attract gaming and non-gaming patrons from throughout Chicagoland and beyond. A second phase of American Place is expected to include a four-star hotel with 150 rooms.

About Full House Resorts

Full House Resorts, Inc. owns, leases, develops and operates gaming facilities throughout the country. The Company’s properties include Silver Slipper Casino and Hotel in Hancock County, Mississippi; Bronco Billy’s Casino and Hotel in Cripple Creek, Colorado; Rising Star Casino Resort in Rising Sun, Indiana; Stockman’s Casino in Fallon, Nevada; and Grand Lodge Casino, located within the Hyatt Regency Lake Tahoe Resort, Spa and Casino in Incline Village, Nevada. The Company is currently constructing Chamonix Casino Hotel, a new luxury hotel and casino in Cripple Creek, Colorado. In December 2021, the Company was chosen by the Illinois Gaming Board to develop American Place, a new gaming and entertainment destination to be built in Waukegan, Illinois, subject to final regulatory approvals. For further information, please visit www.fullhouseresorts.com.

Cautionary Note Regarding Forward-looking Statements

This press release contains statements by Full House and our officers that are “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: “anticipate,” “intend,” “plan,” “believe,” “project,” “expect,” “future,” “should,” “will,” “slated” and similar references to future periods. Some forward-looking statements in this press release include those regarding our American Place project, including its expected construction budget, estimated commencement and completion dates, and expected amenities. Forward-looking statements are neither historical facts nor assurances of future performance. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of the control of Full House. Such risks include, without limitation, receipt of final regulatory approvals from the Illinois Gaming Board; our ability to repay our substantial indebtedness; the potential for additional adverse impacts from the COVID-19 pandemic, including the emergence of variants, on our business, construction projects, indebtedness, financial condition and operating results; potential actions by government officials at the federal, state or local level in connection with the COVID-19 pandemic, including, without limitation, additional shutdowns, travel restrictions, social distancing measures or shelter-in-place orders; our ability to effectively manage and control expenses as a result of the pandemic; our ability to successfully obtain financing for American Place on reasonable terms or at all; the potential increase in our indebtedness due to the American Place project; our ability to complete American Place on-time and on-budget; changes in guest visitation or spending patterns due to COVID-19 or other health or other concerns; a decrease in overall demand as other competing entertainment venues continue to re-open; construction risks, disputes and cost overruns; dependence on existing management; competition; uncertainties over the development and success of our expansion projects; the financial performance of our finished projects; inflation and its potential impacts on labor costs and the prices of food, construction, and other materials; the effects of potential disruptions in the supply chains for goods, such as food, lumber, and other materials; general macroeconomic conditions; and regulatory and business conditions in the gaming industry (including the possible authorization or expansion of gaming in the states we operate or nearby states). Additional information concerning potential factors that could affect our financial condition and results of operations is included in the reports Full House files with the Securities and Exchange Commission, including, but not limited to, Part I, Item 1A. Risk Factors and Part II, Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations of our Annual Report on Form 10-K for the most recently ended fiscal year and our other periodic reports filed with the Securities and Exchange Commission. We are under no obligation to (and expressly disclaim any such obligation to) update or revise our forward-looking statements as a result of new information, future events or otherwise. Actual results may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements.

FOR FURTHER INFORMATION:

Investors

Lewis Fanger, Chief Financial Officer

Full House Resorts, Inc.

(702) 221-7800

www.fullhouseresorts.com

Media

Alex Stolyar, Chief Development Officer

Full House Resorts, Inc.

(702) 612-2342

astolyar@fullhouseresorts.com